Exhibit 99.1

Signet Jewelers Reports Holiday Season Sales

HAMILTON, Bermuda--(BUSINESS WIRE)--January 11, 2017--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its sales for the nine weeks ended December 31, 2016 (“Holiday Season”).

Holiday Season Summary:

  Same store sales decreased 4.6% compared to an increase of 5.1% in the nine weeks ended January 2, 2016 (“prior year”).
  Total sales decreased 5.1% compared to an increase of 5.3% in the prior year.
  Total sales at constant currency decreased 3.3% compared to an increase of 6.6% in the prior year.
  Signet is maintaining the low-end of its earnings guidance and revising same store sales taking into account the holiday sales results and post-holiday sales to-date.

Mark Light, Chief Executive Officer, said, “Signet’s disappointing holiday results were driven principally by underperformance in its Sterling division e-commerce business. A preliminary view of market data suggests that the jewelry category was broadly flat to modestly down with in-store sales down mid-single-digits and e-commerce sales up double-digits. Signet’s in-store results were in-line with the jewelry market, but technical performance issues in Sterling’s e-commerce platform largely led to Signet’s lower-than-expected results. Sterling’s challenges in its e-commerce platform were due to recent enhancements that did not perform as expected when exposed to high holiday volume. We are investing and directing more resources to improve the functioning of the platform and the overall customer digital journey.

“Select categories, collections, and other selling channels performed relatively well. This included diamond fashion jewelry, bracelets, earrings, Ever Us, Vera Wang Love, and the kiosk selling channels. We will continue to invest in the long-term growth of our business and build upon our competitive strengths and leading market position. Signet continues to focus on solid expense and working capital management leading to a disciplined capital allocation.

“I would like to thank all Signet team members very much for their dedication and hard work during the holiday selling period.”

Financial Guidance:

Fourth Quarter	Current	Previous
Same Store Sales	(4.8%) to (4.3%)	(4.0%) to (2.0%)
Earnings per Share	$3.91 to $3.98	$3.91 to $4.13
Adjustments of purchase accounting & integration	($0.09) to ($0.07)	($0.09) to ($0.07)
Adjusted Earnings per Share[1]	$4.00 to $4.05	$4.00 to $4.20
Weighted Average Common Shares	76 million	76 million

Fiscal Year 2017	Current	Previous
Same Store Sales	(2.5%) to (2.0%)	(2.5%) to (1.0%)
Earnings per Share	$7.03 to $7.10	$7.03 to $7.25
Adjustments of purchase accounting & integration	($0.35) to ($0.33)	($0.35) to ($0.33)
Adjusted Earnings per Share[1]	$7.38 to $7.43	$7.38 to $7.58

Signet uses adjusted metrics which adjust for purchase accounting and integration costs in relation to the Zale acquisition and its integration into Signet. Adjusted EPS is a non-GAAP measure and is defined as EPS adjusted for the impact of purchase accounting and integration costs. Purchase accounting includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Integration is consulting costs associated with information technology implementations.

Holiday Season Fiscal 2017 Sales Summary:

Total sales were $1,940.9 million, down $104.2 million or 5.1%, compared to $2,045.1 million in prior year. Total sales at constant exchange rates decreased 3.3% compared to prior year. Same store sales decreased 4.6%. Merchandise categories and collections were broadly lower most notably in the mall and e-commerce selling channels, while select merchandise and other selling channels performed relatively well such as diamond fashion jewelry, bracelets, earrings, Ever Us, Vera Wang Love, and the off-mall and kiosk selling channels.

Signet’s e-commerce sales in the holiday season were $142.5 million, down $3.5 million or 2.4% compared to $146.0 million in the prior year. The decline was due principally to the underperformance of recent enhancements to e-commerce systems across all Sterling Jewelers division store banners, which use a common platform. These enhancements, implemented early in 2016, performed poorly when exposed to high holiday volume resulting in customer communications issues and purchasing disruptions.

  Sterling Jewelers division experienced declines across most categories with Kay Jewelers declines and weak e-commerce performance being the primary drivers.
  Zale division sales were driven by a decrease at the Zales store brand offset in part by an increase at Piercing Pagoda and e-commerce performance.
  UK Jewelry division total sales declines were driven principally by unfavorable foreign currency exchange rates. Same store sales decreases were driven primarily by fashion jewelry and beads, most notably at H.Samuel, offset in part by higher sales of bridal and watches.

	Same Store	Non-same	Total sales %	Exchange	Total	Total
	Sales	store sales	at constant	translation	sales	sales
Holiday Season	%[1]	%, net[2]	exchange rate	impact %	%	(in millions $)
Kay	-4.6	2.2	-2.4		-2.4	792.5
Jared	-4.7	1.0	-3.7		-3.7	363.6
Regional brands	-16.9	-10.9	-27.8		-27.8	44.9
Sterling Jewelers division	-5.2	1.1	-4.1		-4.1	1,201.0
Zales Jewelers	-3.7	2.6	-1.1		-1.1	392.8
Gordon’s Jewelers	-11.7	-16.7	-28.4		-28.4	16.6
Zale US Jewelry	-4.0	1.4	-2.6		-2.6	409.4
Peoples Jewellers	-7.8	0.7	-7.1	1.4	-5.7	62.4
Mappins	-3.4	-6.6	-10.0	1.8	-8.2	9.0
Zale Canada Jewelry	-7.3	-0.2	-7.5	1.4	-6.1	71.4
Zale Jewelry	-4.6	1.2	-3.4	0.3	-3.1	480.8
Piercing Pagoda	4.2	1.4	5.6		5.6	69.6
Zale division	-3.5	1.2	-2.3	0.2	-2.1	550.4
H.Samuel	-4.9	0.3	-4.6	-16.4	-21.0	99.2
Ernest Jones	-2.2	0.7	-1.5	-16.9	-18.4	85.1
UK Jewelry division	-3.7	0.5	-3.2	-16.6	-19.8	184.3
Other segment[3]		NMF	NMF		NMF	5.2
Signet	-4.6	1.3	-3.3	-1.8	-5.1	1,940.9
Adjusted Signet[4]					-5.2	1,942.9

Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months. 3= Not meaningful figure. 4= Includes $2.0 million deferred revenue adjustment related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans sold by Zale Corporation prior to the acquisition on May 29, 2014.

Quarterly Dividend:

Signet’s board declared a quarterly cash dividend of $0.26 per share for the fourth quarter of Fiscal 2017, payable on February 28, 2017 to shareholders of record on January 27, 2017, with an ex-dividend date of January 25, 2017.

Conference Call:

There will be a conference call today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are: Dial-in 1-647-788-4901. Access code 34775745. A replay of the conference call and a transcript of the call will be posted on Signet’s website as soon as is practical after the call has ended.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, to general economic conditions, regulatory changes following the United Kingdom's announcement to exit from the European Union, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation's operations and to realize synergies from the transaction.

For a discussion of these risks and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the "Risk Factors" section of Signet's Fiscal 2016 Annual Report on Form 10-K filed with the SEC on March 24, 2016 and Part II, Item 1A of Form 10-Q filed November 29, 2016. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

CONTACT:
Signet Jewelers
Investors:
James Grant, VP Investor Relations
+1-330-668-5412
or
Media:
David Bouffard, VP Corporate Affairs
+1-330-668-5369